                                                                       Exhibit 8

                     SHAW, PITTMAN, POTTS & TROWBRIDGE
             A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                            2300 N Street, N.W.
                       Washington, D.C.  20037-1128
                              (202) 663-8000
                                 Facsimile
                              (202) 663-8007



                                May 2, 1994




Radiation Systems, Inc.
1501 Moran Road
Sterling, Virginia   20166

COMSAT Corporation
6560 Rock Spring Drive
Bethesda, Maryland   20817

Ladies and Gentlemen:

    You have requested our opinion with respect to certain of the federal income tax consequences of the proposed merger (the "Merger") of Radiation Systems, Inc. ("RSI") with and into CTS America, Inc. ("CTS America") pursuant to the Agreement and Plan of Merger dated as of January 30, 1994, among COMSAT Corporation ("COMSAT"), CTS America and RSI (the "Merger Agreement"). Capi-talized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

    Pursuant to the Merger Agreement, on the Effective Date RSI will merge with and into CTS America, and CTS America will be the surviving corporation. As of the Effective Date, each share of RSI Common Stock outstanding immediately prior to the Effective Date will be converted into that fraction (the "Conversion Fraction") of a share of COMSAT Common Stock determined by dividing $18.25 by the average closing price of COMSAT Common Stock on the New York Stock Exchange ("NYSE") during the 20 trading days ending five trading days prior to the Closing Date of the Merger. The Conversion Fraction, however, will not be less than .638 and will not be greater than .780. No certificates representing fractional shares of COMSAT Common Stock will be issued. Rather, cash in an amount equal to the product of the fractional share interest and the closing price of a whole share of COMSAT Common Stock on the NYSE on the last full trading day prior to the Effective Date will be distributed to RSI stockholders in lieu of fractional shares.

    We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the

Radiation Systems, Inc.
COMSAT Corporation
Page 2
May 2, 1994

form of the Proxy Statement/Prospectus dated May __, 1994 to be provided to stockholders of RSI (the "Proxy Statement/Prospectus"). In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such documents. As to any facts material to such opinion that are not expressly assumed herein, we have relied upon statements and representations of officers of COMSAT, CTS America and RSI and on factual information in the Proxy Statement/Prospectus.

    Based upon and subject to the foregoing, and the assumptions set forth below, and on the basis of laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, retroactively or prospectively, or possibly differing interpretations, it is our opinion that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly:

    1.   No gain or loss will be recognized by RSI, COMSAT or CTS
America as a result of the Merger;

    2. No gain or loss will be recognized by any RSI stockholder on the exchange by such stockholder of its RSI Common Stock for COMSAT Common Stock;

    3. Each RSI stockholder will take a basis for federal income tax purposes in the COMSAT Common Stock it receives as a result of the Merger equal to such stockholder's basis in its RSI Common Stock surrendered therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

    4. Each RSI stockholder will have a holding period for federal income tax purposes with respect to the COMSAT Common Stock it receives as a result of the Merger that includes such stockholder's holding period with respect to the RSI Common Stock surrendered therefor, provided that such stockholder held its shares of RSI Common Stock as capital assets immediately prior to the Effective Date; and

    5. Each RSI stockholder receiving cash in lieu of a frac-tional share interest generally should be treated as if such

Radiation Systems, Inc.
COMSAT Corporation
Page 3
May 2, 1994

stockholder actually received such fractional share interest and such interest was subsequently redeemed by COMSAT. This redemption generally should result in either (i) capital gain or loss measured by the difference between the amount of cash received and the portion of the stockholder's basis in its RSI Common Stock allocable to the fractional share of COMSAT Common Stock deemed redeemed, or (ii) a dividend in an amount equal to the amount of cash received, depending, among other things, on the stockholder's percentage ownership of COMSAT, including ownership by attribution.

    The foregoing opinion is based on the following assumptions:

    1. The fair market value of the COMSAT Common Stock received by each RSI stockholder will be approximately equal to the fair market value of the RSI Common Stock exchanged therefor;

    2. CTS America will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by RSI immediately prior to the Merger (treating RSI assets used to pay its reorganization expenses or to redeem RSI Common Stock during the past 36 months as assets held by RSI immediately prior to the Merger);

    3. COMSAT has no plan or intention to sell and CTS America has no plan or intention to issue CTS America stock if the effect of such sale or issuance would be to reduce COMSAT's ownership of CTS America stock to an amount that is less than the amount required for COMSAT to be deemed to be in control of CTS America for purposes of Section 368(a)(2)(D) of the Code;

    4. COMSAT has no plan or intention to reacquire any of the shares of COMSAT Common Stock issued as a result of the Merger;

    5. COMSAT has no plan or intention to liquidate CTS America, to merge CTS America with and into another corporation, to sell or otherwise dispose of the stock of CTS America, or to cause CTS America to sell or otherwise dispose of any of the assets acquired in the Merger, except for sales or dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code;

    6. COMSAT, CTS America, RSI and the RSI stockholders will pay their respective expenses, if any, incurred in connection with the Merger, except that RSI and CTS America may pay or

Radiation Systems, Inc.
COMSAT Corporation
Page 4
May 2, 1994

assume those expenses of RSI that are solely and directly related to the Merger;

    7. After the Merger, CTS America will continue RSI's his-toric business or use a significant portion of RSI's assets in a business;

    8. The liabilities of RSI assumed by CTS America and the liabilities to which the transferred assets of CTS America are subject were incurred by RSI in the ordinary course of its busi-ness;

    9. There is no intercorporate indebtedness existing between COMSAT and RSI or between CTS America and RSI that was issued, acquired or will be settled at a discount;

    10. The fair market value of the assets of RSI transferred to CTS America will equal or exceed the sum of the liabilities assumed by CTS America, plus the amount of liabilities, if any, to which the transferred assets are subject;

    11. As of the Effective Date, the value of the COMSAT Common Stock received by RSI stockholders as a result of the Merger was greater than 50% of the value of all of the RSI Common Stock outstanding immediately prior to the Effective Date (treating fractional share interests for which cash is received, and stock redeemed within the past 36 months, as outstanding RSI Common Stock); and

    12. The stockholders of RSI who own five percent or more of the RSI Common Stock (and, to the best of the knowledge of the management of RSI, the remaining stockholders of RSI) have no plan or intention to sell, exchange or otherwise dispose of a number of shares of COMSAT Common Stock received in the Merger that would reduce the RSI stockholders' ownership of COMSAT Common Stock to a number of shares having a value as of the Effective Date of less than 50 percent of the value of all the formerly outstanding RSI Common Stock immediately prior to the Effective Date (treating fractional share interests for which cash is received, and stock redeemed within the past 36 months, as outstanding RSI Common Stock).

    This opinion is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond such matters. This opinion is furnished to you solely for your

Radiation Systems, Inc.
COMSAT Corporation
Page 5
May 2, 1994

benefit and for the benefit of the RSI stockholders voting on this transaction and may not be relied upon by any other party.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (Filing No. _____) of which the Proxy Statement/Prospectus is a part. We also consent to the references to Shaw, Pittman, Potts & Trowbridge under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus.

                           Very truly yours,

                           /s/ Shaw, Pittman, Potts & Trowbridge

                           Shaw, Pittman, Potts & Trowbridge